Exhibit 1(b)

PRICING AGREEMENT

June 21, 2002

Merrill Lynch, Pierce, Fenner & Smith
        Incorporated

A.G. Edwards & Sons, Inc.
Morgan Stanley & Co. Incorporated
Prudential Securities Incorporated
UBS Warburg LLC
Wachovia Securities, Inc.
As Representatives of and on behalf of
    the several Underwriters named in Schedule I hereto

c/o Merrill Lynch, Pierce, Fenner & Smith
        Incorporated
4 World Financial Center, 26th Floor
New York, New York 10080

Dear Sirs:

        Sears Roebuck Acceptance Corp., a Delaware corporation (the "Company"), proposes subject to the terms and conditions stated herein and in the Underwriting Agreement, dated June 21, 2002 (the "Underwriting Agreement"), executed between the Company and Sears, Roebuck and Co. ("Sears"), on the one hand, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, A.G. Edwards & Sons, Inc., Morgan Stanley & Co. Incorporated, Prudential Securities Incorporated, UBS Warburg LLC and Wachovia Securities, Inc. as representatives of and on behalf of the several Underwriters named in Schedule I hereto (the "Representatives"), on the other hand, to issue and sell to the Underwriters named in Schedule I hereto (the "Underwriters") the Securities specified in Schedule II hereto (the "Designated Securities"). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and, except where otherwise specified, as of the date of this Pricing Agreement and the Time of Delivery, except that (i) each representation and warranty with respect to the Registration Statement in Sections 2 and 3 of the Underwriting Agreement shall be deemed to be a representation and warranty as of the date of the Underwriting Agreement and as of the Time of Delivery, and (ii) each representation and warranty with respect to the Prospectus in Sections 2 and 3 of the Underwriting Agreement shall be deemed to be a representation and warranty as of (a) the date of the Underwriting Agreement and as of the Time of Delivery in relation to the Prospectus (as therein defined), and (b) the date of this Pricing Agreement and as of the Time of Delivery in relation to the Prospectus as amended or supplemented. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined.

        An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you is now proposed to be filed with the Commission.

        Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at a purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto, less the principal amount of Designated Securities covered by Delayed Delivery Contracts, if any, as may be specified in such Schedule II.

        The Company hereby grants the Representatives, on behalf of the Underwriters, an option to purchase up to $37,500,000 of Designated Securities (the "Option Securities"), for the sole purpose of covering overallotments in the sale of the $250,000,000 aggregate principal amount of the Designated Securities (the "Underwritten Securities"). Such option shall be exercisable in increments of $25, by delivering written notice to the Company and Sears no later than 12:00 noon, Chicago time, on July 19, 2002, specifying the aggregate principal amount of Option Securities to be purchased and the date on which such Option Securities are to be delivered, as determined by the Representatives but in no event earlier than June 27, 2002 or, unless the Representatives and the Company otherwise agree in writing, earlier than two or later than ten business days after the date of such notice. The principal amount of Option Securities to be purchased by each Underwriter shall be the same percentage of the total principal amount of Option Securities to be purchased by the several Underwriters as such Underwriter is purchasing of the Underwritten securities, subject to such adjustments as the Representatives in their absolute discretion shall make to eliminate any Option Securities in a principal amount of less than $25. The purchase price to the Representatives for the Option Securities acquired upon exercise of the option shall be 98.00% of the principal amount of the Option Securities so acquired. References in the Underwriting Agreement to Time of Delivery shall be deemed to refer to each date on which Option Securities are to be purchased by the Underwriters, and references therein to Designated Securities shall be deemed to include the Option Securities.

        If the foregoing is in accordance with your understanding, please sign and return to us two counterparts hereof, and upon acceptance hereof by you on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between the Company, Sears and each of the Underwriters. It is understood that your acceptance of this letter on behalf of each of the Underwriters is pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be supplied to the Company upon request. You represent that you are authorized on behalf of yourselves and on behalf of each of the other Underwriters named in Schedule I hereto to enter into this Agreement.

Very truly yours,Sears Roebuck Acceptance Corp. By: /s/ Keith E. Trost Keith E. Trost President Sears, Roebuck and Co. By: /s/ Larry R. Raymond Larry R. Raymond Vice President and Treasurer

Accepted as of the date hereof:

Merrill Lynch, Pierce, Fenner & Smith
          Incorporated
A.G. Edwards & Sons, Inc.
Morgan Stanley & Co. Incorporated
Prudential Securities Incorporated
UBS Warburg LLC
Wachovia Securities, Inc.

/s/ Perry Hall
    Perry Hall
    Vice President

By: Merrill Lynch, Pierce, Fenner & Smith
          Incorporated

As Representatives of and on behalf of
the several Underwriters named in Schedule I hereto

SCHEDULE I

Underwriter	Principal amount of Designated Securities to be purchased
Merrill Lynch, Pierce, Fenner & Smith Incorporated
4,775,000

A.G. Edwards & Sons, Inc.
33,875,000

Morgan Stanley & Co. Incorporated
33,875,000

Prudential Securities Incorporated
33,875,000

UBS Warburg LLC
33,875,000

Wachovia Securities, Inc.
33,875,000

ABN AMRO Incorporated
1,575,000

Banc of America Securities LLC
1,575,000

Banc One Capital Markets, Inc.
1,575,000

Bear, Stearns & Co. Inc.
1,575,000

Charles Schwab & Co., Inc.
1,575,000

CIBC World Markets Corp.
1,575,000

Credit Suisse First Boston Corporation
1,575,000

Deutsche Bank Securities Inc.
1,575,000

Goldman, Sachs & Co.
1,575,000

H&R BLOCK Financial Advisors, Inc.
1,575,000

Legg Mason Wood Walker, Incorporated
1,575,000

Lehman Brothers Inc.
1,575,000

McDonald Investments Inc., a KeyCorp Company
1,575,000

Quick & Reilly, Inc.
1,575,000

RBC Dain Rauscher, Inc.
1,575,000

TD Securities (USA) Inc.
1,575,000

U.S. Bancorp Piper Jaffray Inc.
1,575,000

Wells Fargo Securities, LLC.
1,575,000

Advest, Inc.
875,000

BB&T Capital Markets, A division of Scott and Stringfellow, Inc.
875,000

Blaylock & Partners, L.P.
875,000

C.L. King & Associates, Inc.
875,000

Comerica Securities, Inc.
875,000

Crowell, Weedon & Co.
875,000

D.A. Davidson & Co.
875,000

Fahnestock & Co. Inc.
875,000

Fifth Third Securities, Inc.
875,000

J.J.B. Hillard, W.L. Lyons, Inc.
875,000

Janney Montgomery Scott LLC
875,000

Mesirow Financial, Inc.
875,000

Morgan Keegan & Company, Inc.
875,000

NatCity Investments, Inc.
875,000

Raymond James & Associates, Inc.
875,000

Robert W. Baird & Co. Incorporated
875,000

Stifel, Nicolaus & Company, Incorporated
875,000

SWS Securities, Inc.
875,000

Tokyo-Mitsubishi Securities Co., ltd.
875,000

The Williams Capital Group, L.P.
875,000

Total
      250,000,000

SCHEDULE II

Title of Designated Securities:

7% Notes due July 15, 2042

Principal amount of Designated Securities offered:

Underwritten Securities: $250,000,000
Option Securities: up to an additional $37,500,000

Denominations:

$25 (see "Other Terms")

Price to Public:

100% of the principal amount of
the Designated Securities

Purchase Price by Underwriters:

Underwritten Securities: 96.85% of the principal amount of the Underwritten Securities
Option Securities: 98.00% of the principal amount of the Option Securities

Indenture:

Indenture, dated as of May 15, 1995, between
the Company and JPMorgan Chase Bank, as Trustee

Form of Designated Securities:

Global form only

Maturity:

July 15, 2042

Interest Rate:

7%

Interest Payment Dates:

January 15, April 15, July 15 and October 15

Redemption Provisions:

Incorporated by reference to the attached Form of Note

Sinking Fund Provisions:

None

Time of Delivery:

7:30 A.M., Chicago time, June 27, 2002

Funds in which payment by Underwriters to Company to be made:

Immediately available funds

Method of Payment:

Wire transfer to JPMorgan Chase Bank, ABA No. 021-000-021, for the Account of
Sears Roebuck Acceptance Corp., Account No. 910-2587590

Closing Location:

Hoffman Estates, Illinois

Delayed Delivery:

None

Counsel:

      To the Company and Sears:

  Anastasia D. Kelly, Senior Vice President and General Counsel, Sears, Roebuck and Co.
  Mayer, Brown, Rowe & Maw, special counsel to the Company and Sears

      To the Underwriters:

  Cleary, Gottlieb, Steen & Hamilton

Other Terms:

(a) For purposes of this Pricing Agreement only, Section 7 of the Underwriting Agreement shall be amended in the following manner. The existing Section 7(b) shall be amended and restated in its entirety to read as follows:

"(b) To pay or cause to be paid all expenses, preapproved by the Company, incident to the performance of its obligations hereunder and under any Pricing Agreement, including the cost of all qualifications of the Securities under state securities laws (including reasonable fees of counsel to the Underwriters in connection with such qualifications and in connection with legal investment surveys) and the cost of printing this Agreement, any Pricing Agreement, and any blue sky and legal investment memoranda, and to indemnify and hold harmless the Underwriters from any documentary stamp or similar issue tax and any related interest or penalties (except to the extent that any such interest or penalties result from the failure of the Underwriters to timely pay any such tax of which they had knowledge) on the issue, sale or delivery of the Designated Securities to the Underwriters (it being understood that except as provided in this subsection (b) and in Section 10 hereof, the Underwriters will pay all of their own costs and expenses, including the cost of printing any Agreement among Underwriters, the fees of their counsel, transfer taxes on resale of any of such Designated Securities by them and any advertising expenses connected with any offers that they may make. Notwithstanding anything in this Agreement to the contrary, the Underwriters will reimburse the Company for expenses up to an amount of $75,000.00 incident to the performance of the Company's obligations under this Agreement and the Pricing Agreement. Such reimbursement shall be made in such manner and for such expenses as the Underwriters and the Company shall mutually agree; and"

The following Section 7(c) shall be added:

"(c) To use its commercially reasonable best efforts to ensure that the Designated Securities will be listed and posted for trading on the New York Stock Exchange within thirty days of the Time of Delivery."

(b) For purposes of this Pricing Agreement only, Section 8 of the Underwriting Agreement shall be amended in the following manner. The existing Section 8(g) shall be amended and restated in its entirety to read as follows:

"(g) Subsequent to the date of the Pricing Agreement relating to the Designated Securities, none of (i) the United States shall have become engaged in the outbreak or escalation of hostilities involving the United States or there has been a declaration by the United States of a national emergency or a declaration of war, (ii) a banking moratorium shall have been declared by United States Federal or New York State authorities or a material disruption in securities settlement or clearance services in the United States shall have occurred, (iii) trading in securities generally on the New York Stock Exchange shall have been suspended or limited or minimum prices shall have been established by such Exchange, any of which events, in your judgment, renders it impractical or inadvisable to proceed with the public offering or the delivery of the Designated Securities, or (iv) there shall have been any change in national or international political, legal, tax or regulatory conditions, any of which events, in your judgment, causes a substantial deterioration in the price and/or value of the Designated Securities;"

The following Section 8(j) shall be added:

"(j) Mayer, Brown, Rowe & Maw, special tax counsel for the Company, shall have furnished to you their written opinion, dated the Time of Delivery for such Designated Securities, in form satisfactory to you in your reasonable judgment, as to matters set forth under 'United States Tax Considerations' in the Prospectus as amended or supplemented."

FORM OF NOTE

[FORM OF FACE OF NOTE]

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

Number _____	$___________

CUSIP NO. 812404 40 8

SEARS ROEBUCK ACCEPTANCE CORP.

7% Note due July 15, 2042

7% Due 2042	7% Due 2042

        Sears Roebuck Acceptance Corp., a corporation organized and existing under the laws of the State of Delaware (hereinafter called the "Company"), for value received, hereby promises to pay to CEDE & Co., or registered assigns, the principal sum of ____________________ Dollars ($__________) upon presentation and surrender of this Note, on the fifteenth day of July, 2042 at the office or agency of the Company in the Borough of Manhattan of The City of New York or, at the option of the holder hereof, such office or agency, if any, maintained by the Company in the city in which the principal executive offices of the Company are located or the city in which the principal corporate trust office of the Trustee is located, in such coin or currency of the United States of America as at the time of payment is legal tender for public and private debts, and to pay interest on said principal sum at the rate of 7% per annum, either, at the option of the Company, by check mailed to the address of the person entitled thereto as such address shall appear on the Security Register or at either of such offices or agencies, in like coin or currency, from the January 15, April 15, July 15 or October 15, as the case may be, next preceding the date hereof to which interest has been paid on the Notes referred to on the reverse hereof (unless the date hereof is the date to which interest has been paid on such Notes, in which case from the date hereof, or unless the date hereof is prior to October 15, 2002, in which case from June 27, 2002), quarterly, commencing on October 15, 2002, on January 15, April 15, July 15 or October 15, until payment of said principal sum has been made or duly provided for. Notwithstanding the foregoing, if this Note is dated after any January 1 and before the following January 15, or after any April 1 and before the following April 15, or after any July 1 and before the following July 15, or after any October 1 and before the following October 15 then this Note shall bear interest from such following January 15, April 15, July 15 or October 15, as applicable, provided, however, that if the Company shall default in the payment of interest due on such following January 15, April 15, July 15 or October 15, this Note shall bear interest from the next preceding January 15, April 15, July 15 or October 15 to which interest has been paid on such Note, or if no interest has been paid on such Note, then from June 27, 2002. The interest so payable on any January 15, April 15, July 15 or October 15, will, subject to certain exceptions provided in the Indenture referred to on the reverse hereof, be paid to the person in whose name this Note is registered at the close of business on the January 1 prior to such January 15, or the April 1 prior to such April 15, or the July 1 prior to such July 15, or the October 1 prior to such October 15. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the registered holder on such Interest Payment Date, and may be paid to the Person in whose name this Note is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice of which shall be given to Noteholders not less than 10 days prior to such Special Record Date, or may be paid, at any time in any other lawful manner, all as more fully provided in such Indenture.

        If any Interest Payment Date or the Maturity Date falls on a day that is not a Business Day, the interest or principal payment shall be made on the next day that is a Business Day, and no interest on such payments shall accrue for the period from and after the Interest Payment Date or the Maturity Date to such next Business Day. Interest on the Note will be computed on the basis of a 360-day year of twelve 30-day months.

        Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

        This Note shall not be entitled to any benefit under the Indenture referred to on the reverse hereof or any indenture supplemental thereto, or become valid or obligatory for any purpose, until the certificate of authentication hereon shall have been signed by or on behalf of the Trustee under such Indenture.

        IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: June 27, 2002

Sears Roebuck Acceptance Corp. By ______________________ President By _____________________ Vice President, Finance
[CORPORATE SEAL]

[FORM OF TRUSTEE'S CERTIFICATE OF AUTHENTICATION]

        This is one of the Securities of the series designated and referred to in the within-mentioned Indenture.

JPMorgan Chase Bank
            as Trustee

By:___________________________________
Authorized Officer

[FORM OF REVERSE SIDE OF NOTE]

SEARS ROEBUCK ACCEPTANCE CORP.

7% Note due July 15, 2042

    1. This Note is one of a duly authorized issue of debentures, notes, bonds or other evidences of indebtedness of the Company (hereinafter called the "Securities") of the series hereinafter specified, unlimited in aggregate principal amount, all issued or to be issued under or pursuant to an indenture dated as of May 15, 1995, executed between the Company and JPMORGAN CHASE BANK, as Trustee; to which indenture and all indentures supplemental thereto (herein collectively called the "Indenture") reference is hereby made for a specification of the rights and limitation of rights thereunder of the Holders of the Securities, the rights and obligations thereunder of the Company and the rights, duties and immunities thereunder of the Trustee. The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different redemption provisions (if any), may be subject to different sinking, purchase or analogous funds (if any), may be subject to different covenants and Events of Default and may otherwise vary as in the Indenture provided. This Note is one of a series designated as the "7% Notes due July 15, 2042" of the Company (hereinafter referred to as the "Notes"). All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

    2. In case a default, as defined in the Indenture, shall occur and be continuing with respect to the Notes, the principal amount of all Notes then outstanding under the Indenture may be declared or may become due and payable upon the conditions and in the manner and with the effect provided in the Indenture. The Indenture provides that such declaration may in certain events be annulled by the Holders of a majority in principal amount of the Notes outstanding.

    3. To the extent permitted by, and as provided in, the Indenture, indentures supplemental thereto may be entered into with the consent of the Company and with the consent of the Holders of not less than a majority in principal amount of the outstanding Securities (as defined in the Indenture) of each series to be affected; provided, however, that no such supplemental indenture shall (i) change the Stated Maturity of the principal of (and premium, if any, on), or the interest on, any Security, or reduce the principal amount of (and premium, if any, on), or the rate of interest on any Security, or change the Currency in which the principal of (and premium, if any) or interest on such Securities is denominated or payable, or reduce the amount of the principal of an Original Issue Discount Security that would be payable upon a declaration of acceleration of the Maturity thereof pursuant to Section 6.1 of the Indenture without the consent of the Holder of each outstanding Security so affected, or (ii) reduce the aforesaid percentage of Securities of any series the Holders of which are required to consent to any such supplemental indenture, without the consent of the Holders of each outstanding Security affected thereby.

    4. The Indenture also provides that the Holders of a majority in principal amount of the Securities of any series then outstanding may waive any past default under the Indenture and its consequences, except a default in the payment of the principal of or interest or premium, if any, on any of the Securities.

    5. No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, at the rate, and in the Currency, herein prescribed.

    6. This Note is transferable by the registered Holder hereof or by his attorney duly authorized in writing at the office or agency of the Company in the Borough of Manhattan of The City of New York or, at the option of the Holder hereof, such office or agency, if any, maintained by the Company in the city in which the principal executive offices of the Company are located or the city in which the principal corporate trust office of the Trustee is located, without charge except for any tax or other governmental charge imposed in relation thereto, but only in the manner and subject to the limitations provided in the Indenture and upon surrender of this Note. Upon any such transfer a Note or Notes of authorized denominations for a like aggregate principal amount and bearing a number not contemporaneously outstanding will be issued in exchange herefor.

    7. The Notes are issuable only as registered Notes without coupons, in denominations of $25 and any integral multiple of $25. In the manner and subject to the limitations provided in the Indenture, Notes are exchangeable, without charge except for any tax or other governmental charge imposed in relation thereto, for other Notes of authorized denominations for a like aggregate principal amount, at the office or agency of the Company in the Borough of Manhattan of The City of New York or, at the option of the Holder hereof, such office or agency, if any, maintained by the Company in the city in which the principal executive offices of the Company are located or the city in which the principal corporate trust office of the Trustee is located.

    8. The Company, the Trustee, any Authenticating Agent, any paying agent and any Security registrar may deem and treat the registered Holder hereof as the absolute owner hereof (whether or not this Note shall be overdue and notwithstanding any notation of ownership or other writing hereon by anyone other than the Company or any Security registrar) for the purpose of receiving payment of or on account of the principal hereof and interest hereon and for all other purposes, and neither the Company, the Trustee, an Authenticating Agent, a paying agent nor a Security registrar shall be affected by any notice to the contrary. All such payments shall be valid and effectual to satisfy and discharge the liability upon this Note to the extent of the sum or sums so paid.

    9. No recourse shall be had for the payment of the principal of or the interest on this Note or for any claim based hereon or otherwise in any manner in respect hereof, or in respect of the Indenture, against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or of any predecessor or successor corporation, whether by virtue of any constitutional provision or statute or rule of law, or by the enforcement of any assessment or penalty or in any other manner, all such liability being expressly waived and released by the acceptance hereof and as part of the consideration for the issue hereof. In the event of any sale or transfer of its assets and liabilities substantially as an entirety to a successor corporation, the predecessor corporation may be dissolved and liquidated as more fully set forth in the Indenture.

    10. (a) The Company may redeem this Note on each January 15, April 15, July 15 and October 15, commencing on July 15, 2007, in whole or in part, by paying the holder hereof 100% of the principal amount of the portion of this Note that the Company redeems, plus any interest that has accrued, but that the Company has not previously paid to the holder hereof, up to but not including the date that the Company redeems that portion of this Note (the "Redemption Amount").

    The Company must give the holder hereof at least 30, but not more than 60, days notice that it will redeem any portion of this Note. Interest will cease to accrue on that portion of this Note that the Company calls for redemption when the redemption price is paid.

        (b) The Notes may also be redeemed prior to maturity as provided under this Paragraph 10(b).

    The Notes may be redeemed at the option of the Company, as a whole but not in part, at any time prior to maturity, upon the giving of a notice of redemption as described below, at a redemption price equal the Redemption Amount if there is a substantial probability that the Company will not be entitled to deduct currently for United States federal income tax purposes the full amount of interest accrued in respect of the Note as a result of any change in or amendment to the laws (or any regulations or rulings promulgated thereunder) of the United States or of any political subdivision or taxing authority thereof or therein, or any change in the application, official interpretation or enforcement of such laws, regulations or rulings, including a decision rendered by a court of competent jurisdiction in the United States or any political subdivision thereof, whether or not such decision was rendered with respect to the Company, any action taken by a taxing authority in the United States that applies to the Company, or the issuance of a technical advice memorandum, letter ruling or administrative pronouncement issued by the United States Internal Revenue Service based on a fact pattern substantially similar to that of the Company occurring, becoming effective or being issued after June 26, 2002. Prior to the publication of any notice of redemption of the Notes pursuant to the foregoing, the Company shall deliver to the Trustee an opinion of legal counsel to the Company stating that the Company is entitled to effect such redemption and a certificate setting forth facts showing that the conditions precedent to the right of the Company to so redeem have occurred.

    Notice of redemption will be given by the Company not less than 30 nor more than 60 days prior to the date fixed for redemption, which date and the redemption price will be specified in the notice. Each notice shall be given in the manner described in Paragraph 10(c).

        (c) Any redemption notice given under Paragraph 10(a) or (b) above shall state the date fixed for redemption and the Redemption Amount. On the redemption date, the Company shall be bound to redeem the Notes to which such notice relates at their Redemption Amount upon presentment thereof. Notices to holders shall be mailed by the Trustee, first class postage prepaid, at their last addresses as they appear in the Security Register. Such notice by publication shall be published at least once a week for two successive weeks prior to the date fixed for redemption, the first such publication to be not less than 30 days nor more than 60 days prior to the date fixed for redemption.

    11. Notwithstanding anything to the contrary in the Indenture, the term "Business Day" shall mean, for all purposes with respect to the Notes, each Monday, Tuesday, Wednesday, Thursday and Friday that is not a legal holiday for banking institutions in any of the City of Wilmington, Delaware, the City of Chicago, The City of New York, or the city in which the principal corporate trust office of the Trustee is located.

    12. This Note shall be governed by the laws of the State of Delaware.